EXHIBIT 99.1
REGISTRANT’S FORM 8-K DATED 9/18/2006

EvergreenBancorp to Raise Capital for Continued Growth

Seattle, WA – (MARKETWIRE) – September 18, 2006 — EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, has been cleared by the Securities and Exchange Commission to raise an additional $10 million in equity capital through the issuance of common stock. The proposed offering is for 666,667 shares of its common stock at $15.00 per share. The Company intends to use the net proceeds of the offering to support its growth, including branch expansion and/or acquisitions.

Gerry Hatler, President and CEO said, “We are excited about the future prospects this additional capital will mean for our company. EvergreenBank, our 35 year old operating subsidiary, has enjoyed unprecedented growth during the past twelve months. With this additional capital, we will be positioned to continue that trajectory.” In its second quarter 2006 earnings release EvergreenBancorp reported net income for the first six months of 2006 of $709.2 compared to $513.5 in the first six months of 2005. This represents an increase of $195.6 thousand or 38.1%. EvergreenBancorp ended the quarter with total assets of $286.4 million, a 32.4% increase over the same period last year and a 14.8% growth over year end 2005. Asset growth was centered in loan growth which increased $79.9 million or 51.8% over the same period last year and 23.7% over year end 2005. The growth in loans was supported by an increase of $44.9 million or 24.7% growth in deposits over the same period last year ending the quarter at $226.7 million.

Hatler continued, “The additional dollars we raise will not only allow us to continue growing at our 6 existing offices but it will allow us to expand our footprint in the region, bringing EvergreenBank’s brand of caring customer service that people seek in their banking relationship.”

The offering began September 15, 2006 and will be made to the Company’s shareholders and the public. The offering is scheduled to close November 14, 2006 unless terminated earlier or extended by the Company.

A written prospectus may be obtained from the Company, 301 Eastlake Avenue East, Seattle, Washington, 98109-5407, Attention: Nancy Hoppe.

About EvergreenBancorp

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, including stock market conditions, which could cause actual results to differ materially from those expressed or implied by the statements herein.

CONTACT INFO:

Gordon Browning
Executive VP & CFO
206/628-4250